Exhibit 99.1

FOR IMMEDIATE RELEASE

October 22, 2007

Owens & Minor Reports Revenue of $1.69 Billion, up 28% in

3rd Quarter 2007 & Positive Operating Cash Flow of $116 Million

Richmond, VA….Owens & Minor (NYSE-OMI) reported revenue of $1.69 billion for the third quarter ended September 30, 2007, up 28% compared to revenue of $1.32 billion for the third quarter last year, and also up slightly on a sequential basis from $1.68 billion in the second quarter of 2007. Of the third quarter revenue growth, approximately $249 million was associated with the acute-care distribution business acquired from McKesson Corporation on September 30, 2006. Earnings per diluted common share (EPS) for the third quarter 2007 were $0.52, increased from $0.36 in the 2006 third quarter, and also improved sequentially from $0.45 per share in the second quarter of 2007. Net income for the third quarter rose to $21.2 million, compared to net income of $14.5 million in the same period last year. Third quarter net income also increased sequentially from $18.3 million in the second quarter of this year.

“We made good progress this quarter with excellent revenue growth and strong operating cash flow,” said Craig R. Smith, president & chief executive officer of Owens & Minor. “While we have been successful in integrating a significant amount of new business, our task in the coming months is to achieve further operating synergies from our expanded business.”

Asset Management

Strong asset management trends, a hallmark of Owens & Minor, led to $116 million in operating cash flow for the third quarter and $202 million year-to-date, significantly exceeding the operating cash flow of negative $10.8 million for the third quarter of 2006. As a result, total outstanding long-term debt at the end of the third quarter was $231.1 million, marking the second consecutive quarter of significant debt reduction by the company. Third quarter days sales outstanding (DSO) were 29.5, up from DSO of 28 days as of June 30, 2007, and 27 days at the end of the third quarter of 2006. For the quarter, inventory turns were 9.8, improved from turns of 9.4 in the second quarter this year and 9.7 in the same period last year.

Year-to-Date Results

Year-to-date, revenue was $5.1 billion, up 30.2%, compared to revenue of $3.9 billion in the same period last year. Net income for the first nine months of 2007 was $50.3 million, compared to net income of $41.4 million for the same period in 2006. Diluted EPS for the first three quarters of 2007 was $1.23, compared to $1.03 in the same period last year.

2007 Outlook

For 2007, the company believes revenue growth will exceed 20% for the year. The company also now believes that diluted EPS for the fourth quarter of 2007 will be similar to third quarter 2007 results. The company cited upcoming moves and consolidations in its distribution network, slower-than-expected cost structure adjustments, and greater expenses associated with bringing on new customers as factors that will affect fourth quarter performance.

“The only constant we’ve seen this year is change,” said Smith. “Through the third quarter, we have absorbed approximately 30% revenue growth, added hundreds of new customers and teammates and handled extraordinary volume in our distribution network. We expect that all of this change will lead to long-term benefits for Owens & Minor, but in the short term, it will require our continuing investment in order to ensure sustainable success.”

Upcoming Investor Events

Conference Call Details

The company has scheduled a conference call for Tuesday, October 23, at 10:00 a.m. eastern daylight time to discuss the results. The live conference call may be accessed by calling 800-701-0719 with a passcode of 640-580-58#. The conference call (audio only) will also be available under the Investor Relations section of www.owens-minor.com. Pre-registration information: Participants are encouraged to pre-register for the call at https://cossprereg.btci.com/prereg/key.process?key=P4XQJARBP. Pre-registration is not mandatory, but is recommended, as it will expedite entry into the conference call. Pre-registrants are issued an individual pin number that provides immediate access to the live conference call. A replay of the call will be available for five days by calling 888-286-8010 with passcode #19201820.

Owens & Minor to Celebrate 125th Anniversary

In celebration of its 125th anniversary year, Owens & Minor will ring The Closing Bell® at the New York Stock Exchange on Wednesday, October 24, 2007, at 4:00 p.m. eastern daylight time. Members of the executive leadership team will perform the ceremonial duties.

2007 Investor Day

Owens & Minor will hold its annual Investor Day for analysts and professional investors at its Baltimore, MD facility on Wednesday, December 5, 2007. The event will feature presentations from the executive management team, as well as a tour of the company’s new state-of-the-art, distribution facility located near BWI Airport. Contact Owens & Minor Investor Relations at 804-723-7555 for registration details.

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Safe Harbor Statement

Except for the historical information contained herein, the matters discussed in this press release, and particularly in the above “outlook” section, may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These include the rate at which new business can be converted to the company, intense competitive pressures within the industry, the success of the company’s strategic initiatives, changes in customer order patterns, pricing pressures, changes in government funding to hospitals and other healthcare providers, loss of major customers, Medicare reimbursement rates and other factors discussed from time to time in the reports filed by the company with the Securities and Exchange Commission. The company assumes no obligation to update information contained in this release.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is the leading distributor of national name-brand medical and surgical supplies and a healthcare supply chain management company. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations and the federal government. Owens & Minor provides technology and consulting programs that enable healthcare providers to maximize efficiency and cost-effectiveness in materials purchasing, improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. The company also has established itself as a leader in the development and use of technology. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

Contact: Chuck Graves, Director, Finance & Investor Relations, 804-723-7556, chuck.graves@owens-minor.com; or Trudi Allcott, Director, Investor & Media Relations, 804-723-7555; truitt.allcott@owens-minor.com

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Owens & Minor, Inc.

Condensed Consolidated Statements of Income (unaudited)

(in thousands, except ratios and per share data)

	Three Months Ended September 30,
	2007	% of revenue	2006(*)	% of revenue
Revenue	$1,686,744	100.0%	$1,319,179	100.0%
Cost of revenue	1,508,487	89.4	1,174,699	89.0

Gross margin	178,257	10.6	144,480	11.0
Selling, general and administrative expenses	131,365	7.8	112,857	8.6
Depreciation and amortization	7,654	0.5	6,793	0.5
Other operating income and expense, net	(1,704)	(0.1)	(720)	(0.1)

Operating earnings	40,942	2.4	25,550	1.9
Interest expense, net	5,418	0.3	2,433	0.2

Income before income taxes	35,524	2.1	23,117	1.8
Income tax provision	14,348	0.9	8,663	0.7

Net income	$21,176	1.3%	$14,454	1.1%

Net income per common share - basic	$0.53		$0.36
Net income per common share - diluted	$0.52		$0.36

Weighted average shares - basic	40,318		39,908
Weighted average shares - diluted	40,954		40,397

	Nine Months Ended September 30,
	2007	% of revenue	2006	% of revenue
Revenue	$5,051,987	100.0%	$3,881,493	100.0%
Cost of revenue	4,522,206	89.5	3,459,594	89.1

Gross margin	529,781	10.5	421,899	10.9
Selling, general and administrative expenses	407,603	8.1	319,896	8.2
Depreciation and amortization	23,920	0.5	17,453	0.4
Other operating income and expense, net	(4,174)	(0.1)	(2,652)	(0.1)

Operating earnings	102,432	2.0	87,202	2.2
Interest expense, net	19,202	0.4	7,836	0.2
Loss on early extinguishment of debt	—	—	11,411	0.3

Income before income taxes	83,230	1.6	67,955	1.8
Income tax provision	32,973	0.7	26,509	0.7

Net income	$50,257	1.0%	$41,446	1.1%

Net income per common share - basic	$1.25		$1.04
Net income per common share - diluted	$1.23		$1.03

Weighted average shares - basic	40,180		39,835
Weighted average shares - diluted	40,870		40,350

(*)

Amortization expense of $0.9 million in the three months ended September 30, 2006 and $2.1 million in the nine months ended September 30, 2006 related to direct-response advertising, has been reclassified in the statements of income from depreciation and amortization to selling, general and administrative expenses (SG&A) in order to conform to the current presentation. Amortization expense related to direct-response advertising of $1.7 million and $5.2 million in the three months and nine months ended September 30, 2007 is included in SG&A in the statements of income.

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Owens & Minor, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	September 30, 2007	December 31, 2006
Assets
Current assets
Cash and cash equivalents	$3,700	$5,090
Accounts and notes receivable, net	508,746	539,178
Merchandise inventories	581,363	666,527
Other current assets	54,474	55,975

Total current assets	1,148,283	1,266,770
Property and equipment, net	74,456	70,853
Goodwill, net	271,699	259,670
Intangible assets, net	35,055	52,763
Other assets, net	38,765	35,694

Total assets	$1,568,258	$1,685,750

Current liabilities
Accounts payable	$567,582	$542,552
Accrued payroll and related liabilities	18,413	13,472
Other accrued liabilities	110,262	114,479

Total current liabilities	696,257	670,503
Long-term debt	231,142	433,133
Other liabilities	48,194	34,660

Total liabilities	975,593	1,138,296

Shareholders’ equity
Common stock	81,487	80,515
Paid-in capital	157,368	143,557
Retained earnings	362,407	332,013
Accumulated other comprehensive loss	(8,597)	(8,631)

Total shareholders’ equity	592,665	547,454

Total liabilities and shareholders’ equity	$1,568,258	$1,685,750

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Owens & Minor, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Nine Months Ended September 30,
	2007	2006
Operating activities
Net income	$50,257	$41,446
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	23,920	17,453
Amortization of direct-response advertising	5,198	2,131
Loss on early extinguishment of debt	—	11,411
Provision for LIFO reserve	7,500	5,070
Stock-based compensation expense	5,167	4,141
Provision for losses on accounts and notes receivable	14,497	12,756
Deferred direct-response advertising costs	(6,402)	(7,250)
Changes in operating assets and liabilities:
Accounts and notes receivable	15,935	(50,545)
Merchandise inventories	61,315	(51,042)
Accounts payable	9,630	55,630
Net change in other current assets and current liabilities	16,705	(9,513)
Other, net	(1,679)	(373)

Cash provided by operating activities	202,043	31,315

Investing activities
Additions to property and equipment	(13,535)	(14,169)
Additions to computer software	(6,875)	(4,982)
Acquisition of intangible assets	18	(10,777)
Net cash received (paid) for acquisitions of businesses	14,133	(168,544)
Other, net	395	(686)

Cash used for investing activities	(5,864)	(199,158)

Financing activities
Net proceeds of issuance of long-term debt	—	198,054
Repayment of long-term debt	—	(210,459)
Cash dividends paid	(20,690)	(18,053)
Net proceeds from (payments on) revolving credit facility	(200,800)	121,000
Proceeds from exercise of stock options	7,379	3,845
Excess tax benefits related to stock-based compensation	2,892	1,447
Increase in drafts payable	15,400	500
Other, net	(1,750)	1,890

Cash provided by (used for) financing activities	(197,569)	98,224

Net decrease in cash and cash equivalents	(1,390)	(69,619)
Cash and cash equivalents at beginning of period	5,090	71,897

Cash and cash equivalents at end of period	$3,700	$2,278

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Owens & Minor, Inc.

Financial Statistics (unaudited)

	Quarter Ended
(in thousands, except ratios and per share data)	9/30/2007	6/30/2007	3/31/2007	12/31/2006	9/30/2006
Operating results:
Revenue	$1,686,744	$1,679,044	$1,686,199	$1,652,243	$1,319,179

Gross margin	$178,257	$176,863	$174,661	$174,897	$144,480
Gross margin as a percent of revenue	10.6%	10.5%	10.4%	10.6%	11.0%

SG&A expense(*)	$131,365	$133,456	$142,782	$152,092	$112,857
SG&A expense as a percent of revenue(*)	7.8%	7.9%	8.5%	9.2%	8.6%

Operating earnings	$40,942	$36,707	$24,783	$15,562	$25,550
Operating earnings as a percent of revenue	2.4%	2.2%	1.5%	0.9%	1.9%

Net income	$21,176	$18,266	$10,815	$7,306	$14,454

Net income per common share - basic	$0.53	$0.45	$0.27	$0.18	$0.36

Net income per common share - diluted	$0.52	$0.45	$0.27	$0.18	$0.36

Accounts receivable:
Accounts and notes receivable, net	$508,746	$515,496	$561,279	$539,178	$391,408

Days sales outstanding	29.5	28.0	29.7	30.5	27.0

Inventory:
Merchandise inventories	$581,363	$635,297	$639,947	$666,527	$607,754

Average inventory turnover(**)	9.8	9.4	9.2	9.2	9.7

Financing:
Long-term debt	$231,142	$369,031	$457,966	$433,133	$326,928

Stock information:
Cash dividends per common share	$0.17	$0.17	$0.17	$0.15	$0.15

Stock price at quarter-end	$38.09	$34.94	$36.73	$31.27	$32.89

(*)

Amortization expense related to direct-response advertising has been reclassified in the 2006 statement of income from depreciation and amortization to selling, general and administrative expenses in order to conform to the current presentation.

(**)	Ratio at 9/30/2006 excludes the impact of the McKesson acquisition.